Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74226) of JDS Uniphase Corporation of our report dated May 28, 2004 with respect to the financial statements and schedule of the JDS Uniphase Corporation Employee 401(k) Retirement Plan included in this Annual Report on Form 11-K.

/s/ Mohler, Nixon and Williams

Mohler, Nixon & Williams
Accountancy Corporation

Campbell, California
June 18, 2004